Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

BE FOODS INVESTMENTS, INC.

Under Section 242 of the Delaware Corporation Law

Pursuant to Section 242 of the Delaware Corporation Law of the State of Delaware, the undersigned, being the President of BE Foods Investments, Inc., a Delaware corporation (the “Corporation”), does hereby certify the following:

FIRST:                   The name of the Corporation is: BE Foods Investments, Inc.

SECOND:              The Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on June 11, 2007.

THIRD:                  The Certificate of Incorporation of the Corporation is hereby amended to effect a change in Article One thereof, relating to the name of the corporation.  Accordingly, Article One of the Certificate of Incorporation shall be amended to read in its entirety as follows:

ARTICLE ONE

“The name of the corporation is BE Foods, Inc. (hereinafter called the “Corporation”).”

FOURTH:              The amendment to the Certificate of Incorporation of the Corporation effected hereby was approved by the Board of Directors of the Corporation, and by the stockholders of the Corporation.

IN WITNESS WHEREOF, the undersigned, being the President of the Corporation, under the penalties of perjury, does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Amendment to Certificate of Incorporation as of this 24th day of July 2007.

BE Foods Investments, Inc.

By:	/s/ Neil Harrison
Name:	Neil Harrison
Title:	President